Exhibit 3.4


                      LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                                 ANVILSTAR, LLC

     This LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement"), is entered into as of January 13, 2004, between AnvilStar, LLC, a Delaware limited liability company (the "Company") and its sole shareholder, Anvil
International, Inc., a Delaware corporation ("Sole Shareholder").

                                     Terms

     In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                 DEFINED TERMS

     The following capitalized terms shall have the meanings specified in this
Article I. Other terms are defined in the text of this Agreement and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

     "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

     "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed to the Company by the Sole Shareholder, net of liabilities assumed or to which the assets are subject.

     "Cash Flow" means all cash provided by operations of the Company as reflected in the financial statements of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

     "Delaware Secretary of State" means the Secretary of State of the State of Delaware.

     "Person" means an individual, a corporation, a partnership, an association, a federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof), a trust or other entity or organization.

     "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's net income or


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net loss determined in accordance with generally accepted accounting principles, as consistently applied by the Company.

     "Shareholder" means such Person who or which holds Shares. For purposes of clarification, a Shareholder is equivalent to a "Member" as that term is used in the Act.

                                   ARTICLE II
               FORMATION AND NAME; OFFICE; PURPOSE; TERM; SERIES

     2.1. Organization. The Company was organized by the Sole Shareholder on January 8, 2004 pursuant to, and in accordance with, the Act.

     2.2. Name of the Company. The name of the Company shall be "AnvilStar, LLC." The Company may do business under that name and under any other name or names as selected by the Sole Shareholder.

     2.3. Purpose. The Company is organized to do all things permitted to be done by limited liability companies under the Act, and to do all things necessary, convenient or incidental to that purpose.

     2.4. Term. The term of the Company began upon the acceptance of the Certificate of Formation by the office of the Delaware Secretary of State on January 8, 2004 and shall continue in existence perpetually unless terminated pursuant to the terms of this Agreement.

     2.5. Principal Office. The principal office of the Company shall be located at 110 Corporate Drive, Suite 10, Portsmouth, NH 03802-3180, or at any other place selected by the Sole Shareholder.

     2.6. Registered Agent. The name and address of the Company's registered agent in the State of Delaware shall be the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19807.

                                  ARTICLE III
                                MEMBERSHIP UNITS

     3.1. Shares. The ownership rights in the Company are reflected in membership shares which shall be issued in a single class of voting shares ("Shares"). Each Share shall have equal rights with every other Share in all matters, including allocations of profits and losses and distributions. In matters subject to a vote, each Share shall have one vote. The Company hereby authorizes for issuance 500 Shares. The Shares shall be uncertificated (i.e., not represented by a certificate).

     3.2. Issuance and Transfer of Sole Shareholder' Shares. As of the date hereof, the Company hereby issues to the Sole Shareholder 500 Shares which constitute all of the authorized Shares of the Company. The Sole Shareholder may


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transfer Shares to a Person other than the Sole Shareholder only pursuant to the terms and conditions set forth in Article VII. Schedule I attached hereto and incorporated herein shall function as the Share register of the Company. All issues and outstanding Shares and any transfers, redemption and cancellations thereof, shall be as set forth on Schedule 1.

                                   ARTICLE IV
                                    CAPITAL

     4.1. Capital Contributions. As its capital contribution, the Sole Shareholder has paid to the Company $100 and the payment of all expenses in connection with the formation of the Company.

     4.2. Additional Capital Contributions Required. The Sole Shareholder may make additional capital contributions in such amounts and in such form and manner as the Sole Shareholder may agree. The Sole Shareholder shall have no personal liability for any obligations of the Company. Unless made as a loan pursuant to Section 4.3 below, an additional Capital Contributions may be made in the amount of the Cash Amount (as defined in the Purchase and Sale Agreement, dated December 19, 2004, between the Company and Star Pipe, Inc. (the "Purchase Agreement")), less such adjustments to the Cash Amount pursuant to the Purchase Agreement upon closing of the transactions contemplated by the Purchase Agreement. The estimated amount of the Cash Amount is $17 million.

     4.3. Loans. The Sole Shareholder may make loans to the Company in such amounts and upon such terms and conditions as the Sole Shareholder may approve. Any loan made pursuant to this Section shall be evidenced by a promissory note made by the Company in favor of the Sole Shareholder, and the loan shall accrue interest at a rate as agreed upon by the Company and the Sole Shareholder.

                                   ARTICLE V
                         PROFIT, LOSS AND DISTRIBUTIONS

     All Cash Flow, Profit and Loss shall be distributed or allocated to the Sole Shareholder.

                                   ARTICLE VI

                     MANAGEMENT: RIGHTS, POWERS, AND DUTIES

     6.1. Management. The Company shall be managed by, and the conduct of its business will be controlled by, the Sole Shareholder.

     6.2. Officers. The Sole Shareholder may appoint one or more individuals to serve as President, Chief Financial Officer, Treasurer, Secretary,


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one or more Vice Presidents, or any other office that the Sole Shareholder may establish, all with such duties as may be established by the Sole Shareholder.

     6.3. Signing Authority. Any document or instrument purporting to bind the Company shall be effective to bind the Company when executed by (a) the Sole Shareholder or (b) an officer, if any, of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or the written resolutions of the Sole Shareholder.

     6.4. Liability and Indemnification. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, (i) the Sole Shareholder,
(ii) each officer and (iii) each agent, director, shareholder, employee, counsel and Affiliate of the Sole Shareholder (individually, an "Indemnified Party"), as follows:

          A. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, any Indemnified Party from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts ("Indemnified Costs") arising from all claims, demands, actions, suits or proceedings ("Actions"), whether civil, criminal, administrative or investigative, in which the Indemnified Party may be involved, or threatened to be involved, as a party or otherwise arising as a result of its status as (i) a Sole Shareholder, (ii) an officer or (iii) an agent, director, shareholder, employee, counsel or Affiliate of a Sole Shareholder, regardless of whether the Indemnified Party continues in the capacity at the time the liability or expense is paid or incurred, and regardless of whether the Action is brought by a third party, or by or in the right of the Company; provided, however, no such Person shall be indemnified for any Indemnified Costs which proximately result from the Person's fraud, bad faith or willful misconduct or the Person's material breach of this Agreement.

          B. The Company shall pay or reimburse, to the fullest extent allowed by law and consistent with Section 6.4(a) above, in advance of the final disposition of the proceeding, Indemnified Costs incurred by the Indemnified Party in connection with any Action that is the subject of Section 6.4(a) above.

                                  ARTICLE VII
                   TRANSFER OR PLEDGE OF SHARES; ADMISSION OF
                                NEW SHAREHOLDERS

     7.1. Transfer. The Sole Shareholder shall have the right to transfer all or any portion of its Shares to any Person at any time. Any transferee shall be admitted as a Shareholder as of the effective date of the transfer.

     7.2. Pledge. The Sole Shareholder shall have the right to pledge, or grant a security interest in, up to all of its Shares to any Person at any time.


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     7.3. Admission of New Shareholders. No new Shareholder shall be admitted
(other than pursuant to Section 7.1), either by transfer of a portion of the Sole Shareholder's Shares or interest therein, or in any other manner, which causes the Company to have two or more Shareholders, until this Agreement has been amended to provide for such admission, including amendments relating to the governance of the Company, and providing for the allocation of Profits and Losses of the Company among the Sole Shareholders, and such amendment has been accepted by the existing Sole Shareholder and the New Sole Shareholder.

                                  ARTICLE VIII
                          DISSOLUTION, LIQUIDATION AND
                           TERMINATION OF THE COMPANY

     8.1. Events of Dissolution. The Company shall he dissolved upon the election of the Sole Shareholder.

     8.2. Procedure for Winding Up and Dissolution. If the Company is dissolved for any reason, the Sole Shareholder shall wind up its affairs.

     8.3. Filing of Certificate of Cancellation. If the Company is dissolved, the Sole Shareholder shall promptly file a certificate of cancellation with the Delaware Secretary of State.

                                   ARTICLE IX
                 BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

     9.1. Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name as determined by the Sole Shareholder.

     9.2. Books and Records. The Company shall keep or cause to be kept complete and accurate books and records of the Company. The books and records shall be maintained in accordance with generally accepted accounting principles and practices.

     9.3. Tax Elections. Any election under any provision of any tax law shall be made only by the Sole Shareholder or by a person authorized to do so by the Sole Shareholder.

                                   ARTICLE X

                               GENERAL PROVISIONS

     10.1. Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement of the Sole Shareholder and the Company. It supersedes all prior written and oral statements, including any prior


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representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of the Sole Shareholder.

     10.2. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

     10.3. Section Titles. The headings herein are inserted as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

     10.4. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

     10.5. Severability of Provisions. Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.


                          [SIGNATURE PAGES TO FOLLOW]


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     IN WITNESS WHEREOF, the parties have executed, or caused this Agreement to be executed, under seal, as of the date set forth hereinabove.


                                        ANVIL INTERNATIONAL, INC.


                                    By: /s/ George P. Bukuras
                                        ----------------------------------
                                        Name:  George P. Bukuras
                                        Title: V.P. & General Counsel


                                        ANVILSTAR, LLC


                                    By: /s/ George P. Bukuras
                                        ----------------------------------
                                        Name:  George P. Bukuras
                                        Title: V.P. & G.C. of Anvil
                                               International, Inc.
                                               as Sole Member of AnvilStar, LLC


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                                   Schedule I

                                 Share Register


Anvil International, Inc.           500 Shares